UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2006

______________________________

SYNTROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

4322 South 49th West Avenue
Tulsa, Oklahoma	74107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On January 31, 2006, Syntroleum Corporation (“Syntroleum”) announced that it had entered into a Memorandum of Understanding (the “Agreement”) with Sustec AG (“Sustec”), a private company based in Basel, Switzerland and parent company of Future Energy (“Future Energy”) of Freiberg, Germany, that provides for exclusive joint business development of projects that will integrate Future Energy’s gasification technology with Syntroleum’s Fischer-Tropsch technology. The purpose of the joint venture is to convert coal and other carbonaceous materials such as pet-coke, resid and biomass into ultra-clean fuels. Each company will own 50 percent of the joint venture.

Under the terms of the Agreement, Syntroleum and Sustec intend to commit exclusive licensing agreements to their respective technologies to a separate business unit that will develop jointly owned coal-to-liquids facilities and other non-natural-gas-to-liquids projects worldwide. The joint venture will pay license fees to both Syntroleum and Sustec for use of their respective technologies. Syntroleum and Sustec may not develop or license projects utilizing integration of gasification with Fischer-Tropsch technologies with third parties except as provided in the Agreement. The joint venture intends to enter into definitive agreements with respect to each of these projects defining the contributions, obligations, and participation by the joint venture, Syntroleum, Sustec, and/or independent third parties. Syntroleum and Sustec also intend to pursue joint technology development under the new joint venture.

Equity participation in any project will be based on and in proportion to the respective contributions of the parties to the project, whether in the form of technical knowledge and data, license fee waivers and/or financial assistance. The contributions and equity participation will be detailed in the participation agreement for each project.

The Agreement will terminate on the earlier of January 28, 2008 or the execution of definitive agreements with respect to the three initial projects to be undertaken in Germany and the United States in accordance with the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2006

SYNTROLEUM CORPORATION

By:	/s/ Richard L. Edmonson
Richard L. Edmonson
Senior Vice President, General Counsel and Corporate Secretary